Exhibit 10.11

October 25, 2019

John.Curran

Re:         Amendment to Offer of Employment Letter

Dear John:

On behalf of GTY Technology Holdings Inc. (the “Company”), I am writing to confirm the amendment to the letter dated July 29, 2019, from the Company pursuant to which you became Executive Vice President and Chief Financial Officer of the Company. (the “Offer Letter”).

The first paragraph of Section 3 of the Offer Letter is hereby amended and restated in its entirety to read as follows: “3.          Equity Compensation.  You will, subject to approval by the Committee, be granted an equity award under the GTY Technology Holdings Inc. 2019 Omnibus Incentive Plan (the “Incentive Plan”) in the form of 157,233 restricted stock units (the “Initial Equity Award”).  The Initial Equity Award will vest in substantially equal installments on July 29, 2020 and July 29, 2021, subject to your continued employment on such dates except as specifically set forth herein.”

Except as specifically modified by this letter, all of the terms and conditions of your Offer Letter shall remain in full force and effect.

This letter agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this letter agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.

Please acknowledge your acceptance of the amendment to the Offer Letter by returning a signed copy of this letter agreement.

Very truly yours,
GTY Technology Holdings Inc.

Accepted and agreed:

/s/ John Curran
John Curran